Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2015 Third Quarter and Year to Date Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--October 28, 2015--Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the third quarter and nine months ended September 30, 2015. For the three months ended September 30, 2015, the Company reported net income of $734,000 or $0.02 per diluted share compared to a net loss of $8.6 million or $0.42 per diluted share for the same period in 2014. For the nine months ended September 30, 2015, the Company had net income of $19.2 million or $0.60 per diluted share compared to a net loss of $4.8 million or $0.38 per diluted share for the same period in 2014.

President and Chief Executive Officer David H. Rupp stated, “We continue to make progress in the execution of our strategic plan. With a significant portion of our technology conversion and asset resolution efforts behind us, we can get to work on growing the Bank and continuing to serve our wonderful customers. We remain thankful for their support and for the support of our communities and our fine team members as we focus on community banking and its important role in the economy.”

Net Interest Income and Net Interest Margin:

Net interest margin annualized for the three and nine months ended September 30, 2015 was 3.4% and 3.3%, respectively, compared to 2.5% and 2.6% for these same periods in 2014. Net interest income before the provision for loan losses totaled $5.6 million and $17.0 million for the quarter and nine months ended September 30, 2015, respectively, as compared to $5.1 million and $15.5 million for the same periods in 2014. The increased net interest income stems primarily from increased investment income, declining interest expense on deposits, and lower expense on long-term borrowings that resulted from the balance sheet strategies executed by the Company in the fourth quarter of 2014.

Non-Interest Income:

Non-interest income was $1.7 million and $4.9 million for the quarter and nine months ended September 30, 2015, respectively, as compared to $2.3 million and $7.8 million for these same periods in 2014. The comparative declines in non-interest income were primarily from lower income received through ACH third party payment processor (TPPP) indemnifications as the Company exited this line of business during the first half of 2015. During the third quarter and nine months ended September 30, 2015, other non-interest income included indemnification income of $5,000 and $348,000, respectively, compared to $772,000 and $3.1 million during the third quarter and nine months ended September 30, 2014.

Non-Interest Expense:

Non-interest expense totaled $6.5 million and $19.2 million for the quarter and nine months ended September 30, 2015, respectively, as compared to $8.0 million and $20.1 million for the same periods in 2014. The decline from the prior year was primarily driven by reduced collection and foreclosed asset related expenses, lower FDIC insurance premiums, and reduced professional and consulting fees. This decline was offset by increases in compensation-related expenses and other operating expenses as the Company continues to make investments in our associates and upgrades its technology platform.

Income Taxes:

The Company reported a $92,000 income tax expense for the quarter ended September 30, 2015 and a $16.5 million income tax benefit for the nine months ended September 30, 2015. The current quarter expense is due to a reduction in the North Carolina state tax rate and its impact on the deferred tax asset. This expense is offset by a $16.6 million income tax benefit recognized during the second quarter of 2015 as a result of the partial release of the valuation allowance against the Company’s deferred tax assets.

Balance Sheet:

Total assets were $714.5 million at September 30, 2015 compared to $820.8 million at December 31, 2014, a decline of $106.3 million related nearly entirely to the exit of the ACH TPPP business line, offset by the reversal of the valuation allowance on the Company’s deferred tax asset during the second quarter of 2015. Cash, cash equivalents, and investments were $217.6 million at September 30, 2015 compared to $336.9 million at December 31, 2014, a decrease of $119.3 million related to the above mentioned business line exit. Total loans increased to $452.8 million at September 30, 2015 compared to $452.3 million at December 31, 2014 as loan production was offset by pay downs and maturities. Total liabilities were $654.3 million at September 30, 2015 compared to $780.1 million at December 31, 2014, a decline of $125.8 million primarily due to the ACH TPPP business line exit.

Total shareholders' equity increased $19.5 million to $60.2 million at September 30, 2015 compared to $40.7 million at December 31, 2014. This increase resulted from net income due to improved operating performance, as well as the reversal of the $16.6 million valuation allowance against the Company’s deferred tax assets.

Asset Quality:

Asset quality continues to improve with classified assets to capital ratio declining to 12.7% as of September 30, 2015 compared to 23.9% at December 31, 2014. Total nonperforming assets, which includes nonaccrual loans and foreclosed assets, totaled $6.9 million or 1.0% of total assets at September 30, 2015, as compared to $13.9 million or 1.7% of total assets at December 31, 2014. The Company continues to work toward completion of the previously disclosed asset resolution plan to ensure reductions in nonperforming assets. The allowance for loan and lease losses increased to $10.3 million as of September 30, 2015 compared to $9.4 million as of December 31, 2014 due to net recoveries of $895,000 during the nine months ended September 30, 2015. The allowance for loan and lease losses as a percentage of gross loans increased to 2.3% at September 30, 2015, up from 2.1% at December 31, 2014.

Capital:

Capital has continued to increase. The Bank remains well capitalized at September 30, 2015 and reports a leverage ratio of 10.0%, common equity Tier 1 and Tier 1 risk based capital of 14.2%, and total risk based capital of 15.5%. At December 31, 2014, the Bank had a leverage ratio of 7.2%, common equity Tier 1 capital and Tier 1 risk based capital of 13.5%, and total risk based capital of 14.7%.

With $714.5 million in total assets as of September 30, 2015 the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO) and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond in July 2015, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, 919-963-2177
President and Chief Executive Officer
or
Deanna W. Hart, 919-963-2177
Executive Vice President and Chief Financial Officer